EXHIBIT 15.1
INDEX TO FINANCIAL STATEMENTS
BMW BRILLIANCE AUTOMOTIVE LTD.

Report of Independent Registered Public Accounting Firm
The Board of Directors of BMW Brilliance Automotive Ltd.:
We have audited the accompanying balance sheet of BMW Brilliance Automotive Ltd. (“the Company”) as of December 31, 2007, and the related income statement and cash flows statement for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BMW Brilliance Automotive Ltd. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with the requirements of Accounting Standards for Business Enterprises (hereinafter represents Accounting Standards for Business Enterprises-Basic Standard issued in 2006 and specific accounting standards issued before 2006) and the Accounting Regulations for Business Enterprises issued by the Ministry of Finance of the People’s Republic of China (collectively, PRC GAAP).
As described in note 22 to the financial statements, the Company conducted significant transactions with related parties.
PRC GAAP varies in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 24 to the financial statements.
KPMG
Hong Kong, China
February 26, 2009

BMW Brilliance Automotive Ltd.
Balance sheets as at December 31, 2007
and 2006
(In thousands of RMB)

	Note	2007	2006
			(unaudited)
Assets
Current assets
Cash at bank and on hand	5	401,018	993,662
Bills receivable	6	992,153	562,657
Accounts receivable	7, 22	36,516	3,789
Other receivables	8, 22	911,091	895,440
Payments in advance		1,538	7,643
Inventories	9,22	2,830,021	2,549,919
Deferred expenses		1,017	1,016
Other current assets	10	116,567	65,663

Total current assets		5,289,921	5,079,789

Fixed assets
Cost		2,792,491	2,198,764
Less: Accumulated depreciation and amortization		(769,138)	(474,589)

Net book value before provision for impairment		2,023,353	1,724,175
Less: Provision for impairment of fixed assets		(8,916)	(8,916)

Carrying amount	11	2,014,437	1,715,259
Construction in progress	12	133,734	60,050
Fixed assets pending disposal		1,116	1,358

Total fixed assets		2,149,287	1,776,667

Intangible assets	13	69,540	63,153

Total assets		7,508,748	6,919,609

The notes on pages F-9 to F-32 form part of these financial statements.

BMW Brilliance Automotive Ltd.
Balance sheets as at December 31, 2007
and 2006 (continued)
(In thousands of RMB)

	Note	2007	2006
			(unaudited)
Liabilities and investors’ equity
Current liabilities
Short-term loans	14	1,100,000	400,000
Accounts payable	22(b)	2,452,845	2,878,900
Receipts in advance		141,046	193,354
Accrued payroll		22,638	13,185
Staff welfare payable		29	30
Taxes (recoverable)/payable	4(c)	(150,552)	118,206
Other payables	22(b)	230,656	791,861
Other creditors		14	19
Accrued expenses	22(b)	1,079,899	608,034
Provision for warranty	15	28,346	9,976
Current portion of long-term loans	16	290,000	—

Total current liabilities		5,194,921	5,013,565

Long-term liabilities
Long-term loans, excluding current portion	17	870,000	700,000

Total long-term liabilities		870,000	700,000

Total liabilities		6,064,921	5,713,565

Investors’ equity
Paid-in capital	18	1,377,055	1,377,055
Capital reserve	19	273,430	272,447
Accumulated losses		(206,658)	(443,458)

Total investors’ equity		1,443,827	1,206,044

Total liabilities and investors’ equity		7,508,748	6,919,609

The notes on pages F-9 to F-32 form part of these financial statements.

BMW Brilliance Automotive Ltd.
Income statements
for the years ended December 31, 2007,
2006 and 2005
(In thousands of RMB)

		Note	2007	2006	2005
				(unaudited)	(unaudited)
Sales from principal activities		20,22	12,460,502	8,947,350	6,280,304
Less:	Cost of sales from principal activities	22	(9,657,796)	(7,355,485)	(6,134,660)
	Business taxes and surcharges		(1,087,955)	(737,320)	(416,299)

Profit/(loss) from principal activities			1,714,751	854,545	(270,655)
Add:	Profit from other operations		25,537	12,679	602,179
Less:	Operating expenses		(1,463,153)	(799,235)	(532,221)
	General and administrative expenses		(73,923)	(59,121)	(245,161)
Add:	Net financial income	21	91,289	19,717	163,630

Operating profit/(loss)			294,501	28,585	(282,228)
Add:	Subsidy income		2,100	1,350	—
	Non-operating income		12,775	11,724	1,243
Less:	Non-operating expenses		(3,189)	(4,459)	(385)

Profit/(loss) before income tax			306,187	37,200	(281,370)
Less:	Income tax	4(b)	(69,387)	(19,338)	—

Net profit/(loss) for the year			236,800	17,862	(281,370)

Add:	Accumulated losses at the beginning of the year		(443,458)	(461,320)	(179,950)

Accumulated losses carried forward			(206,658)	(443,458)	(461,320)

The notes on pages F-9 to F-32 form part of these financial statements.

BMW Brilliance Automotive Ltd.
Cash flow statements
for the years ended December 31, 2007,
2006 and 2005
(In thousands of RMB)

	Note to the
	cash flow
	statements	2007	2006	2005
			(unaudited)	(unaudited)
Cash flows from operating activities:
Cash received from sale of goods		14,122,777	10,204,886	7,548,939
Other cash received relating to operating activities		264,080	213,806	126,508

Sub-total of cash inflows		14,386,857	10,418,692	7,675,447

Cash paid for goods and services		(11,401,814)	(7,971,755)	(4,593,992)
Cash paid to and for employees		(316,836)	(123,374)	(97,941)
Cash paid for all types of taxes		(1,889,008)	(936,237)	(610,878)
Other cash paid relating to operating activities		(1,403,211)	(461,223)	(1,149,228)

Sub-total of cash outflows		(15,010,869)	(9,492,589)	(6,452,039)

Net cash (outflow)/inflow from operating activities	i	(624,012)	926,103	1,223,408

Cash flows from investing activities:	ii
Net cash received from disposal of fixed assets		27,675	35,311	27,541
Other cash received relating to investing activities		5,927	9,233	11,844

Sub-total of cash inflows		33,602	44,544	39,385

Cash paid for acquisition of fixed assets, construction in progress and intangible assets		(1,053,224)	(604,051)	(374,845)

Sub-total of cash outflows		(1,053,224)	(604,051)	(374,845)

Net cash outflow from investing activities		(1,019,622)	(559,507)	(335,460)

The notes on pages F-9 to F-32 form part of these financial statements.

BMW Brilliance Automotive Ltd.
Cash flow statements
for the years ended December 31, 2007,
2006 and 2005 (continued)
(In thousands of RMB)

	Note to the
	cash flow
	statements	2007	2006	2005
			(unaudited)	(unaudited)
Cash flows from financing activities:
Cash received from borrowings		6,510,000	680,000	550,000

Sub-total of cash inflows		6,510,000	680,000	550,000

Cash repayments of borrowings		(5,350,000)	(750,000)	(950,000)
Cash paid for interest expenses		(109,010)	(51,495)	(79,773)

Sub-total of cash outflows		(5,459,010)	(801,495)	(1,029,773)

Net cash inflow/(outflow) from financing activities		1,050,990	(121,495)	(479,773)

Net (decrease)/increase in cash	iii	(592,644)	245,101	408,175

The notes on pages F-9 to F-32 form part of these financial statements.

BMW Brilliance Automotive Ltd.
Cash flow statements
for the years ended December 31, 2007,
2006 and 2005 (continued)
(In thousands of RMB)
Notes to the cash flow statements

i	Reconciliation of net profit/(loss) to cash flows from operating activities

		2007	2006	2005
			(unaudited)	(unaudited)
Net profit/(loss)		236,800	17,862	(281,370)
Add:	Provision for/(reversal of) impairment of inventories and fixed assets	13,370	(52,827)	41,181
	Depreciation and amortization of fixed assets	313,202	182,017	180,088
	Amortization of intangible assets	26,262	22,734	16,848
	(Increase)/decrease in deferred expenses	(1)	1,230	2,216
	Increase/(decrease) in accrued expenses	471,865	290,928	(530,119)
	(Gains)/losses on disposal of fixed assets	(1,279)	1,690	1,857
	Financial expenses	103,083	42,262	67,929
	(Increase)/decrease in gross inventories	(293,472)	(1,604,350)	3,299,561
	(Increase)/decrease in gross operating receivables	(522,673)	122,556	(529,282)
	(Decrease)/increase in operating payables	(971,169)	1,902,001	(1,045,501)

Net cash (outflow)/inflow from operating activities		(624,012)	926,103	1,223,408

ii	Investing activities not requiring the use of cash

	2007	2006	2005
		(unaudited)	(unaudited)
Donation of fixed assets received	983	—	—

iii	Net (decrease)/increase in cash

		2007	2006	2005
			(unaudited)	(unaudited)
Cash at the end of the year		401,018	993,662	748,561
Less:	Cash at the beginning of the year	(993,662)	(748,561)	(340,386)

Net (decrease)/increase in cash		(592,644)	245,101	408,175

The notes on pages F-9 to F-32 form part of these financial statements.

BMW Brilliance Automotive Ltd.
Notes to the financial statements
(In thousands of RMB)
1	COMPANY STATUS

BMW Brilliance Automotive Ltd. (the Company) is an equity joint venture established in Shenyang City, Liaoning Province in the People’s Republic of China (PRC) by Shenyang JinBei Automotive Industry Holdings Company Limited and BMW Holding BV (registered in the Netherlands). The Company obtained an approval certificate (Wai Jing Mao Zi Shen Zi [2003] No. 0075) from the Ministry of Commerce on May 20, 2003, and a business licence (Qi He Liao Shen Zong Zi No. 111002579) on May 23, 2003 issued by the Shenyang Administration of Industry and Commerce of the PRC. The registered capital is Euro 150 million (equivalent to RMB 1,377,055).

According to the joint venture contract and articles of association, the Company’s period of operation is 15 years and its principal activities are the production and sale of BMW passenger cars, engines, parts and components, and accessories; and provision of after-sales services (including spare parts) in connection with its products. The Company commenced operations in September 2003.

2	BASIS OF PREPARATION

The principal accounting policies adopted in the preparation of the financial statements are in conformity with the Accounting Standards for Business Enterprises-Basic Standard issued in 2006, specific accounting standards issued before 2006 and the Accounting Rules and Regulations for Business Enterprises (PRC GAAP), all issued by the Ministry of Finance of the PRC. The accounting policies comply with the legal and reporting requirements of the relevant government authorities. Accordingly, the basis of measurement and presentation in these financial statements may not be in compliance with the accounting principles and practices generally accepted in countries and jurisdictions other than the PRC and may not be suitable for any purpose other than for statutory reporting.

3	SIGNIFICANT ACCOUNTING POLICIES
(a)	Accounting year

The accounting year of the Company is from January 1 to December 31.

(b)	Basis of preparation and measurement basis

The financial statements of the Company have been prepared on an accrual basis. Unless otherwise stated, the measurement basis used is historical cost.

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(c)	Reporting currency

The Company’s reporting currency is Renminbi.

(d)	Translation of foreign currencies

Foreign currency transactions during the year are translated into Renminbi at the exchange rates quoted by the Bank of China ruling on the first day of the month in which the transactions take place.

Monetary assets and liabilities denominated in foreign currencies are translated into Renminbi at the exchange rates quoted by the Bank of China ruling at the balance sheet date.

Exchange gains and losses on foreign currency translation, except for the exchange gains and losses directly relating to the construction of fixed assets, are reported in the income statement.

Exchange gains and losses on foreign exchange forward contracts are not recognized in the financial statements until the contracts are settled (the “contract settlement date”).

(e)	Accounts receivable and bills receivable

Accounts receivable and bills receivable are stated at cost less provision for doubtful debts losses.

Accounts receivable and bills receivable are derecognised if the Company’s contractual rights to the cash flows from these assets expire or if the Company transfers these assets to another party without retaining control or substantively all risks and rewards of these receivables.

The provision for bad debt losses is estimated by management based on individual accounts receivable and bills receivable which show signs of uncollectibility. Provision for other receivables is determined based on their specific nature and management’s estimate of their collectibility.

(f)	Inventories

Inventories are carried at the lower of cost and net realisable value.

Cost comprises all costs of purchase, costs of conversion and other costs. Inventories are measured at their actual cost upon acquisition. Cost is determined using the standard cost method with periodical adjustments of cost variance to arrive at actual cost. In addition to the purchase cost of raw materials, work in progress and finished goods include direct labour costs and an appropriate allocation of manufacturing overheads.

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(f)	Inventories (continued)

Any excess of the cost over the net realisable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realisable value is the estimated selling price in the normal course of business less the estimated costs to completion and the estimated expenses and related taxes necessary to make the sale.

(g)	Fixed assets and construction in progress

Fixed assets are assets held by the Company for use in the production of goods, for use in the supply of services, for rental purposes and for administrative purposes. They are expected to be used for more than one year.

Fixed assets are stated in the balance sheet at cost less accumulated depreciation and impairment losses (see note 3(j)). Construction in progress is stated in the balance sheet at cost less impairment losses (see note 3(j)).

All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalised as construction in progress. Those costs include borrowing costs on specific borrowings for the construction of the fixed assets during the construction period.

Construction in progress is transferred to fixed assets when it is ready for its intended use. No depreciation is provided against construction in progress.

Fixed assets are depreciated using the straight-line method over their estimated useful lives. The respective estimated useful lives for the Company’s fixed assets are as follows:

Estimated useful life
Plant and buildings	15 years
Machinery and equipment	Shorter of product lifecycle or 10 years
Office and other equipment	5 years
Motor vehicles	5 years
Leasehold improvements	Shorter of lease period or 5 years

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(h)	Operating lease
i)	Assets held for use in operating leases

Where the Company leases out assets under operating leases, the assets are included in the balance sheet according to their nature and are depreciated in accordance with the Company’s depreciation policies, as set out in note 3(g). Impairment losses are provided for in accordance with the accounting policy set out in note 3(j).

ii)	Operating lease charges

Rental payments under operating leases are charged as expenses on a straight-line basis over the lease term.
(i)	Intangible assets

Intangible assets are stated in the balance sheet at cost less accumulated amortization and impairment losses (see note 3(j)). The cost of the intangible assets is amortized on a straight-line basis over their estimated useful lives. The respective amortization periods for the intangible assets are as follows:

Computer software	5 years
SAP	5 years
Up-front licence fee	Shorter of product lifecycle or 5 years
(j)	Provision for impairment

The carrying amounts of assets (including fixed assets, construction in progress and intangible assets) are assessed regularly to determine whether their recoverable amounts have declined below their carrying amounts. Assets are tested for impairment whenever events or changes in conditions indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. The amount by which the carrying amount is reduced is the impairment loss.

The recoverable amount is the greater of the net selling price and the present value of the estimated future cash flows arising from the continuous use of the asset and from the disposal of the asset at the end of its useful life.

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(j)	Provision for impairment (continued)

Provision for impairment is calculated on an item by item basis and recognized as an expense in the income statement.

If there is an indication that there has been a change in the factors used to determine the provision for impairment and as a result the estimated recoverable amount is greater than the carrying amount of the asset, the impairment loss recognized in prior years is reversed. Reversals of impairment losses are recognized in the income statement. An impairment loss is reversed only to the extent of the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years.

(k)	Income tax

Income tax is recognized when payable under the tax payable method. Income tax for the year is provided at the applicable tax rate on taxable income.

(l)	Provisions and contingent liabilities

Provisions are recognized when the Company has a present obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligations and a reliable estimate can be made.

Where it is not probable that the settlement of the above obligation will cause an outflow of economic benefits, or the amount of the outflow cannot be estimated reliably, the obligation is disclosed as a contingent liability.
i)	Provision for warranty

The Company’s cars are sold with a 24-month warranty. During the warranty period, the Company pays dealers for parts, components and labor covered by the warranty. The costs of the warranty obligation are accrued at the time the sales are recognized, based on the estimated costs of fulfilling the total obligations. The factors used to estimate warranty expenses are re-evaluated periodically in light of actual experience.
(m)	Revenue recognition

When it is probable that the economic benefits will flow to the Company and the revenue and costs can be measured reliably, revenue is recognized in the income statement.

Sale of goods

Sales revenue is recognized when the significant risks and rewards of the ownership of goods have been transferred to the buyers. No revenue is recognized if there are significant uncertainties regarding the receipt of the consideration and the return of goods, or when the revenue and the costs incurred or to be incurred in respect of the transaction cannot be measured reliably.

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(n)	Borrowing costs

Borrowing costs incurred on specific borrowings for the construction of fixed assets are capitalised into the cost of the fixed assets during the construction period until the fixed assets are ready for their intended uses.

Except for the above, other borrowing costs are recognized as financial expenses in the income statement when incurred.

(o)	Repair and maintenance expenses

Repair and maintenance expenses (including major overhaul expenses) are recognized in the income statement when incurred.

(p)	Retirement benefits

Pursuant to the relevant laws and regulations in the PRC, the Company has joined a defined contribution retirement plan for the employees arranged by a governmental organisation. The Company makes contributions to the retirement scheme at the applicable rates based on the employees’ salaries. The contributions are charged to the income statement on an accrual basis. After the payment of the contributions under the retirement plan, the Company does not have any other obligations in this respect.

(q)	Related parties

If the Company has the power, directly or indirectly, to control, jointly control or exercise significant influence over another party, or vice versa, or where the Company and one or more parties are subject to common control from another party, they are considered to be related parties. Related parties may be individuals or enterprises.

4	TAXATION
(a)	The types of tax applicable to the Company’s sales of goods and rendering of services include business tax, value added tax (VAT) and consumption tax. Their tax rates are as follows:

Business tax rate	5%
VAT rate	17%
Consumption tax rate	5%, 9% or 12%
(b)	Income tax

Income tax in the income statement represents:

	2007	2006	2005
		(unaudited)	(unaudited)
Provision for income tax for the year	69,387	19,338	—

Pursuant to Article 8 of the Foreign Enterprise Income Tax (“FEIT”) Law, starting from the year in which a taxable income is made after the offset of deductible losses incurred in prior years, the Company is entitled to a tax holiday of a tax-free period for the first and second years and a 50% reduction in the income tax rate for the third to fifth years. The Company has been granted a tax holiday for exemption of FEIT for years 2005 and 2006, and a 50% reduction of FEIT for years 2007 to 2009.

In 2006, the Company’s FEIT tax returns for the years 2003 to 2005 were examined by the local tax bureau. Notwithstanding the above provisions of the FEIT Law, based on uncertain tax positions arising from the tax bureau’s initial assessment, the Company determined that a liability in the amount of RMB 19,338 was required in respect of the year ended 31 December 2006. This amount was subsequently paid to the tax bureau in April 2007. In March 2008, the local tax bureau issued a final tax inspection report, as a result of which, the RMB 19,338 was returned to the Company in September 2008.

On March 16, 2007, the National People’s Congress passed the new Enterprise Income Tax law (the “new EIT law”) which imposes a single income tax rate of 25% for most domestic enterprises and foreign investment enterprises. The new EIT law was effective as of January 1, 2008. The new EIT law provides a five-year transition period from its effective date for those enterprises which were established before March 16, 2007 and which were entitled to a preferential lower tax rate under the then effective tax laws or regulations. Further, according to the new EIT law, entities that were entitled to a tax holiday shall continue to be entitled to the tax holiday. Therefore, the Company’s applicable tax rates will increase from 7.5% in 2007 to 9%, 10%, 22%, 24% and 25% in 2008, 2009, 2010, 2011 and 2012 onwards respectively.

4	TAXATION (CONTINUED)
(c)	Taxes (recoverable)/payable

	2007	2006
		(unaudited)
VAT recoverable	(310,190)	(15,841)
Consumption tax payable	112,933	109,162
Withholding tax payable	2,401	5,063
Business tax payable	353	89
Income tax payable	40,572	19,338
Others	3,379	395

Total	(150,552)	118,206

5	CASH AT BANK AND ON HAND

	2007	2006
		(unaudited)
Cash on hand	56	62
Demand deposits	400,962	993,600

Total	401,018	993,662

6	BILLS RECEIVABLE

	2007	2006
		(unaudited)
Bank acceptance bills	992,153	562,657

In addition to the above bank acceptance bills as at December 31, 2007, the Company has outstanding bills receivable discounted with banks for which the Company has retained a recourse obligation amounted to RMB 829,747 (2006: RMB 494,388). Management has assessed the recoverable amount of the recourse obligation arising from these discounted bank bills to be insignificant based on the default experience and the credit status of the issuing banks.

7	ACCOUNTS RECEIVABLE
The ageing analysis of the Company’s accounts receivable is as follows:

	2007			2006 (unaudited)
		Percentage			Percentage
		of total			of total
		accounts	Bad debt		accounts	Bad debt
	RMB	receivable	provision	RMB	receivable	provision
Within 1 year	36,516	100%	—	3,789	100%	—

8	OTHER RECEIVABLES
The ageing analysis of the Company’s other receivables is as follows:

	2007			2006 (unaudited)
		Percentage			Percentage
		of total			of total
		other	Bad debt		other	Bad debt
	RMB	receivables	provision	RMB	receivables	provision
Within 1 year	428,942	47%	—	725,100	81%	—
After 1 year but within 2 years	450,275	49%	—	170,340	19%	—
After 2 years but within 3 years	31,874	4%	—	—	0%	—

Total	911,091	100%	—	895,440	100%	—

9	INVENTORIES

	2007	2006
		(unaudited)
Goods-in-transit	674,755	923,126
Raw materials	259,905	484,835
Work in progress	41,085	147,060
Finished goods	1,867,884	995,136

	2,843,629	2,550,157

Less: Provision for diminution in value of inventories	(13,608)	(238)

Total	2,830,021	2,549,919

9	INVENTORIES (CONTINUED)
Provision for diminution in value of inventories

	2007			2006 (unaudited)
	Raw	Finished		Raw	Finished
	materials	goods	Total	materials	goods	Total
Opening balance as at January 1	—	(238)	(238)	(26,425)	(19,098)	(45,523)
Add: Provision made during the year	(2,216)	(11,392)	(13,608)	—	—	—
Less: transfer out due to sales	—	238	238	26,425	18,860	45,285

Closing balance as at December 31	(2,216)	(11,392)	(13,608)	—	(238)	(238)

All the above inventories are purchased from others or self-manufactured.

	2007	2006
		(unaudited)
Cost of inventories charged to costs and expenses in the income statement	9,657,796	7,355,485

10	OTHER CURRENT ASSETS

	2007	2006
		(unaudited)
Other monetary funds	116,567	65,663

Other monetary funds as at December 31, 2007 consist of the following bank deposits:
a)	Dealer trust account of RMB 101,567 placed in the Shenyang Xinbei branch of Industrial and Commercial Bank of China; and

b)	Dealer trust account of RMB 15,000 placed in the Shenyang branch of Guangdong Development Bank.

11	FIXED ASSETS

	Plant	Machinery	Office
	and	and	and other	Motor	Leasehold
	buildings	equipment	equipment	vehicles	improvements	Total
Cost:
As at January 1, 2007(unaudited)	493,831	1,339,339	207,939	84,058	73,597	2,198,764
Additions	117	285,663	37,637	52,173	(4)	375,586
Transfer from construction in progress	6,341	240,628	481	—	15,498	262,948
Disposals	—	(336)	(5,698)	(31,836)	(6,937)	(44,807)

As at December 31, 2007	500,289	1,865,294	240,359	104,395	82,154	2,792,491

Accumulated depreciation:
As at January 1, 2007(unaudited)	(70,081)	(287,833)	(67,544)	(8,058)	(41,073)	(474,589)
Charge for the year	(35,123)	(201,390)	(42,714)	(17,643)	(16,332)	(313,202)
Written back on disposal	—	160	3,881	7,676	6,936	18,653

As at December 31, 2007	(105,204)	(489,063)	(106,377)	(18,025)	(50,469)	(769,138)

Provision for impairment:
As at January 1, 2007(unaudited)/ December 31, 2007	—	(437)	(8,479)	—	—	(8,916)

Carrying amount:
As at December 31, 2007	395,085	1,375,794	125,503	86,370	31,685	2,014,437

As at December 31, 2006 (unaudited)	423,750	1,051,069	131,916	76,000	32,524	1,715,259

As at December 31, 2007, the original cost of fixed assets that have been fully depreciated but are still in use is RMB 404.

As at December 31, 2007, certain fixed assets with carrying amount of RMB 668,162 are pledged as security for long-term bank loans (note 17).

As at December 31, 2007, the carrying amount of the fixed assets leased out under operating leases is set out below:

Plant and buildings:

2007
Cost	195,405
Accumulated depreciation	(44,723)

Total	150,682

As at December 31, 2007, the future minimum lease income under non-cancellable operating lease in respect of the leasing out properties and machinery were receivable as follows:

2007
Within 1 year	26,580

Total	26,580

12	CONSTRUCTION IN PROGRESS

RMB
Cost
As at January 1, 2007 (unaudited)	60,050
Additions during the year	336,632
Transfer to fixed assets during the year	(262,948)

As at December 31, 2007	133,734

The capitalisation rate used to determine the borrowing costs to be capitalised was 5.725%.
13	INTANGIBLE ASSETS

	Computer		Up-front
	software	SAP	licence fee	Total
Cost:
As at January 1, 2007 (unaudited)	16,258	61,112	38,839	116,209
Additions during the year	10,410	905	21,334	32,649

As at December 31, 2007	26,668	62,017	60,173	148,858

Accumulated amortisation:
As at January 1, 2007 (unaudited)	(5,560)	(30,479)	(17,017)	(53,056)
Charge for the year	(4,071)	(12,598)	(9,593)	(26,262)

As at December 31, 2007	(9,631)	(43,077)	(26,610)	(79,318)

Carrying amount:
As at December 31, 2007	17,037	18,940	33,563	69,540

As at December 31, 2006 (unaudited)	10,698	30,633	21,822	63,153

The estimated amortization expense of intangible assets for the next five years is as follows:

2008	30,644
2009	17,700
2010	15,340
2011	4,334
2012	1,522

69,540

14	SHORT-TERM LOANS

	2007			2006 (unaudited)
		Interest	Secured/		Interest	Secured/
	Principal	rate (p.a.)	guaranteed	Principal	rate (p.a.)	guaranteed
Bank loans
— RMB	100,000	5.751%	Nil	—	—	—
— RMB	1,000,000	6.561%	Nil	400,000	5.508%	Nil

Total	1,100,000			400,000

15	PROVISION FOR WARRANTY

As at January 1, 2007 (unaudited)	9,976
Add: Charge for the year	28,727
Less: Payments during the year	(10,357)

As at December 31, 2007	28,346

The Company provides a two-year after-sales repair warranty to the purchasers of the Company’s products. The Company will provide free repair and maintenance services during the warranty period in the event of any non-accidental breakdown or quality problems.
16	CURRENT PORTION OF LONG-TERM LOANS

	2007			2006 (unaudited)
		Interest	Secured/		Interest	Secured/
	Principal	rate(p.a.)	guaranteed	Principal	rate(p.a.)	guaranteed
		note 17 i)
Bank loans
— RMB	115,000	7.047%	note 17 ii)	—	—	—
— RMB	5,000	6.156%/7.047%	note 17 ii)	—	—	—
— RMB	2,500	5.508%/6.399%	note 17 ii)	—	—	—
— RMB	87,500	5.751%/6.480%	note 17 ii)	—	—	—
— RMB	80,000	5.508%/6.156%	note 17 ii)	—	—	—

Total	290,000			—

17	LONG-TERM LOANS, EXCLUDING CURRENT PORTION

	2007			2006 (unaudited)
		Maturity &			Maturity &
		interest	Secured/		interest	Secured/
	Principal	rate (p.a.)	guaranteed	Principal	rate (p.a.)	guaranteed
		note i)
Bank loans
—RMB	345,000	7.047%	note ii)	—	—	—
—RMB	15,000	6.156%/7.047%	note ii)	—	—	—
—RMB	7,500	5.508%/6.399%	note ii)	—	—	—
—RMB	262,500	5.751%/6.480%	note ii)	680,000	5.751%	note ii)
—RMB	240,000	5.508%/6.156%	note ii)	20,000	6.156%	note ii)

Total	870,000			700,000

i)	The long-term loans carry an annual interest rate adjustable at 90% of the rate applicable to the eight-year Renminbi term loan as promulgated by the People’s Bank of China. The interest on the loan is payable on a quarterly basis, and principal is repayable in 16 quarterly instalments of RMB 72,500 from March 2008 to December 2011.
ii)	The long-term bank loans are secured by fixed assets pledged to the bank (note 11).
18	PAID-IN CAPITAL
Registered capital

	2007		2006 (unaudited)
	Amount	%	Amount	%
	Euro		Euro
Shenyang JinBei Automotive Industry Holdings Company Limited	75,000	50%	75,000	50%
BMW Holding BV	75,000	50%	75,000	50%

	150,000	100%	150,000	100%

Paid-in capital

	2007			2006 (unaudited)
	Amount in	Amount in		Amount in	Amount in
	original	RMB	%	original	RMB	%
	currency	equivalent		currency	equivalent
	Euro			Euro
Shenyang JinBei Automotive Industry Holdings Company Limited	75,000	688,527.5	50%	75,000	688,527.5	50%
BMW Holding BV	75,000	688,527.5	50%	75,000	688,527.5	50%

	150,000	1,377,055	100%	150,000	1,377,055	100%

Capital contributions in foreign currency have been translated into Renminbi at the exchange rates prevailing at the dates of each contribution received as quoted by the People’s Bank of China.

19	CAPITAL RESERVE

	2007	2006
		(unaudited)
Waiver of liabilities by the foreign investor	272,102	272,102
Donation of fixed assets	1,328	345

	273,430	272,447

20	SALES FROM PRINCIPAL ACTIVITIES

	2007	2006	2005
		(unaudited)	(unaudited)
Sale of cars	12,352,466	8,944,111	6,280,304
Sale of spare parts	108,036	3,239	—

	12,460,502	8,947,350	6,280,304

21	NET FINANCIAL INCOME

	2007	2006	2005
		(unaudited)	(unaudited)
Interest expenses incurred	109,134	51,767	83,353
Less: Borrowing costs capitalised	(124)	(272)	(3,580)

Net interest expenses	109,010	51,495	79,773
Less: Interest income	(5,927)	(9,233)	(11,844)
Net foreign currency exchange gains	(195,672)	(62,207)	(232,235)
Other financial expenses	1,300	228	676

Total	(91,289)	(19,717)	(163,630)

22	RELATED PARTY RELATIONSHIPS AND TRANSACTIONS
(a)	Relationship between the Company and related parties without controlling relationships

Relationship with the Company
Shenyang JinBei Automotive Industry Holdings Company Limited	Chinese investor
BMW Holding BV	Foreign investor
Shenyang Brilliance JinBei Automotive Co., Ltd. (“Brilliance JinBei”)	A related party of the Chinese investor
Brilliance China Automotive Holdings Ltd.	Ultimate holding company of the Chinese investor
BMW AG	Ultimate holding company of the foreign investor
BMW (China) Automotive Trading Co., Ltd.	Group company of foreign investor
(b)	The amounts of the Company’s related party transactions during the years and its balances with related parties at the years end are summarised as follows:
i)	Related party transactions of the Company are summarised as follows:

	Note	2007	2006	2005
			(unaudited)	(unaudited)
Sales of goods		6,002	836	—
Purchase of goods		5,090,842	5,017,684	1,281,632
Purchase of fixed assets and tools		187,044	402,210	122,805
Purchase of other assets		—	—	590
Receiving services	1)	48,734	126,700	163,886
Rendering of services	2)	335,804	295,012	134,821
Interest expenses		424	812	281
Operating lease income		26,744	18,953	26,444
Operating lease expense		14,174	34,851	15,256
Royalty fee	3)	247,049	178,882	251,212
Consultant support fee	4)	101,422	161,256	16,882
Technical support fee	5)	402,786	—	—
Up-front licence fee	5)	21,334	—	—
Dealer development fee	6)	—	—	360,176
Reimbursement of marketing expense		—	—	177,451
Market entrance and product related service	7)	—	—	257,480
1)	Pursuant to various service agreements with Brilliance JinBei and BMW AG, the Company received services from Brilliance JinBei and BMW AG with regard to the usage of plant facilities and other public utilities.
2)	Pursuant to an agreement entered into between the Company and Brilliance JinBei, the Company rendered painting services for the cars produced by Brilliance JinBei in return for service fee income.

22	RELATED PARTY RELATIONSHIPS AND TRANSACTIONS(CONTINUED)
i)	Related party transactions of the Company are summarised as follows: (continued)
3)	A trademark licence agreement is entered into between the Company and BMW AG to pay royalty fees based on a percentage of sales made by the Company.
4)	Pursuant to the consultant support agreement with BMW AG, the Company receives technical assistance from BMW AG. The consultant support represents reimbursement of actual costs incurred by BMW AG to assist the Company in enhancing the production capacity and operation of the Company. The consultant support fee is mainly comprised of salary, hotel and travelling costs of expatriates from BMW AG.
5)	Pursuant to an agreement between the Company and BMW AG, the Company is required to pay technical support fee based on a percentage of sales made by the Company as well as an up-front licence fee for each BMW model series of licensed car.
6)	Pursuant to dealer development related service agreements entered into between the Company and BMW AG, the Company rendered services relating to dealer development and support to BMW AG in return for dealer development fee income.
7)	Pursuant to market entrance and product related service agreements entered into between the Company and BMW AG, the Company rendered services relating to brand promotion and technology support to BMW AG in return for market entrance and product related service income.
ii)	The balances arising from related party receivables and payables as at December 31, 2007 and 2006 are summarised as follows:

	2007	2006
		(unaudited)
Accounts receivable	2,009	836
Other receivables	880,020	879,130
Accounts payable	1,375,122	1,931,198
Other payables	24,510	461,758
Accrued expenses	550,180	165,022
The payment terms for related party accounts payable range from 15 days to 80 days. The related party receivables and other payables are due upon request.

23	COMMITMENTS
(a)	Capital commitments
As at December 31, 2007, capital commitments of the Company are summarised as follows:

2007

Contracted for	159,962

(b)	Operating lease commitments
As at December 31, 2007, the future minimum lease payments under non-cancellable operating leases in respect of the leasing of properties and machinery were payable as follows:

2007
Within 1 year	39,561
After 1 year but within 2 years	12,215
After 2 years but within 3 years	11,333
After 3 years	9,297

Total	72,406

(c)	Forward exchange contracts
The Company is exposed to foreign currency exchange risk primarily through purchases that are denominated in a currency other than the functional currency of the operations in which they relate. The currency giving rise to this risk is primarily the Euro.
At any point in time the Company hedges 100 % of its estimated foreign currency exposure in respect of committed future purchases and 100% of its estimated foreign currency exposure in respect of highly probable forecasted purchases. The Company uses forward exchange contracts to hedge its foreign currency exchange risk. The Company does not enter into derivative instruments for any purpose other than cash-flow-hedging of its foreign currency exchange risk. The Company does not speculate using derivative instruments.
By using derivative financial instruments to hedge exposures to changes in currency exchange rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company.

23	COMMITMENTS (CONTINUED)
(c)	Forward exchange contracts (continued)
When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. Market risk is the adverse effect on the value of a derivative instrument that results from a change in currency exchange rates. All of the Company’s forward exchange contracts have a maturity of less than one year after the balance sheet date.

As of 31 December 2007, the notional amount of the foreign exchange forward contracts of the foreign currencies to be purchased at maturity was Euro 575 million (2006: Euro 277 million). The Company uses the quoted prices based on observable market quotes to estimate the fair value of the foreign exchange forward contracts. At 31 December 2007, these forward exchange contracts had a net fair value of RMB 69 million (2006: RMB 99 million).
24	SIGNIFICANT DIFFERENCES BETWEEN PRC GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA
The Company’s accounting policies conform with PRC GAAP, which differ in certain significant respects from generally accepted accounting principles in the United States of America (“U.S. GAAP”). A description of the differences and their effects on net income and investors’ equity are set forth below.
(a)	Description of differences between PRC GAAP and U.S. GAAP
i)	Foreign exchange forward contracts

Under PRC GAAP, changes in the fair value of the foreign exchange forward contracts are not recognized in the financial statements until the contracts are settled (the “contract settlement date”). On the contract settlement date, the difference between the forward rate and the spot rate is recorded as an exchange gain or loss in the income statement in the line item “Net financial income”.

In 2007, for U.S. GAAP purposes, the Company accounted for foreign exchange forward contracts as hedging activities in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, which requires entities to recognize all foreign exchange forward contracts as either assets or liabilities in the balance sheet at their respective fair values. For foreign exchange forward contracts designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

24	SIGNIFICANT DIFFERENCES BETWEEN PRC GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA (CONTINUED)
(a)	Description of differences between PRC GAAP and U.S. GAAP (continued)
i)	Foreign exchange forward contracts (continued)

The Company only enters into foreign exchange forward contracts that it intends to designate as a hedge of a forecasted transaction (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether foreign exchange forward contracts that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. For foreign exchange forward contracts that are designated and qualify as a cash-flow hedge, the effective portion of the gain or loss on the foreign exchange forward contract is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on foreign exchange forward contracts representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

In 2006, under U.S. GAAP, the Company did not apply hedge accounting and therefore the changes in fair value of the foreign exchange forward contracts were recorded in the income statement.
ii)	Provision for impairment

Under PRC GAAP, if there is an indication that there has been a change in the factors used to determine the provision for impairment of fixed assets and as a result the estimated recoverable amount is greater than the carrying amount of the fixed assets, the impairment loss recognized in prior years is reversed. Reversals of impairment losses are recognized in the income statement. An impairment loss is reversed only to the extent of the fixed asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years.

Under U.S. GAAP, reversals of impairment losses are not permitted.

24	SIGNIFICANT DIFFERENCES BETWEEN PRC GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA (CONTINUED)
(a)	Description of differences between PRC GAAP and U.S. GAAP (continued)
iii)	Deferred income taxes

Under PRC GAAP, income tax expense is recognized under the tax payable method and no deferred tax is recognized for temporary differences between the financial statement carrying amounts of all assets and liabilities and their respective tax bases.

Under U.S. GAAP, income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. A valuation allowance is provided to reduce the carrying amount of deferred income tax assets if it is considered more-likely-than-not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
iv)	Interest

Under PRC GAAP, interest received is classified in the statement of cash flows as a component of investing activities and interest paid is classified in the statement of cash flows as a component of financing activities.

Under U.S. GAAP, interest received and paid are classified in the statement of cash flows as components of operating activities.

24	SIGNIFICANT DIFFERENCES BETWEEN PRC GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA (CONTINUED)
(b)	A summary of the significant adjustments to net income for the years ended December 31, 2007 and 2006 and to the investors’ equity as of December 31, 2007 and 2006 which would be required if U.S. GAAP had been applied, instead of PRC GAAP, in the financial statements are set forth below:

	Note	2007	2006
			(unaudited)
Net income in accordance with PRC GAAP		236,800	17,862

U.S. GAAP adjustments — increase/(decrease) due to:
Foreign exchange forward contracts	24(a) i)	(99,763)	104,434
Provision for impairment	24(a) ii)	904	(7,467)
Deferred income taxes	24(a) iii)	93,820	36,824
Deferred income tax effect on U.S. GAAP adjustments		8,236	(6,351)

Net adjustments		3,197	127,440

Net income in accordance with U.S. GAAP		239,997	145,302

	Note	2007	2006
			(unaudited)
Investors’ equity in accordance with PRC GAAP		1,443,827	1,206,044

U.S. GAAP adjustments — increase/(decrease) due to:
Foreign exchange forward contracts	24(a) i)	69,430	99,763
Reversal of provision for impairment	24(a) ii)	(6,563)	(7,467)
Deferred income taxes	24(a) iii)	144,358	48,551

Net adjustment		207,225	140,847

Investors’ equity in accordance with U.S. GAAP		1,651,052	1,346,891

24	SIGNIFICANT DIFFERENCES BETWEEN PRC GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA (CONTINUED)
(c)	The changes in investors’ equity in accordance with U.S. GAAP for the years ended December 31, 2007 and 2006 are as follows:

			Accumulated
			other		Total	Total
	Contributed	Additional	comprehensive	Retained	shareholders'	comprehensive
	Capital	paid-in capital	income	earnings	equity	income
Balance as of January 1, 2006 (unaudited)	1,377,055	272,102	—	(447,913)	1,201,244	—
Net income (unaudited)	—	—	—	145,302	145,302	145,302

Total comprehensive Income (unaudited)						145,302

Others (unaudited)	—	345	—	—	345

Balance as of December 31, 2006 (unaudited)	1,377,055	272,447	—	(302,611)	1,346,891	—
Net income	—	—	—	239,997	239,997	239,997
Foreign exchange forward contracts, net of deferred tax expense of RMB 6,249	—	—	63,181	—	63,181	63,181
Others	—	983	—	—	983	—

Total comprehensive Income						303,178

Balance as of December 31, 2007	1,377,055	273,430	63,181	(62,614)	1,651,052

(d)	Following are summarized balance sheet information determined under U.S. GAAP as of December 31, 2007 and 2006:

	2007	2006
		(unaudited)
Current assets	5,447,788	5,212,564
Non-current assets	2,268,185	1,847,892

Total assets	7,715,973	7,060,456

Current liabilities	5,194,921	5,013,565
Non-current liabilities	870,000	700,000

Total liabilities	6,064,921	5,713,565
Investors’ equity	1,651,052	1,346,891

Total liabilities and investors’ equity	7,715,973	7,060,456

24	SIGNIFICANT DIFFERENCES BETWEEN PRC GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA (CONTINUED)
(e)	The condensed statements of cash flows under U.S. GAAP for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
		(unaudited)
Net cash (used in)/provided by operating activities	(727,095)	883,841
Net cash used in investing activities	(1,025,549)	(568,740)
Net cash provided by/(used in) financing activities	1,160,000	(70,000)

Net (decrease)/increase in cash	(592,644)	245,101
Cash at beginning of year	993,662	748,561

Cash at end of year	401,018	993,662

As described in Note 24 (a) iv), under U.S. GAAP, interest received and interest paid are classified as components of operating activities.